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EXHIBIT 12.1

                            SIERRA PACIFIC RESOURCES
                      RATIOS OF EARNINGS TO FIXED CHARGES



                                                              Year Ended December 31,
                                              --------------------------------------------------------
                                                 2003       2002        2001        2000        1999
                                              ---------   --------    --------    --------    --------
                                                              (dollars in thousands)
EARNINGS AS DEFINED:
   Income (Loss) From Continuing
      Operations After Interest Charges       $(129,375) $(300,851)   $ 32,898    $(46,253)   $ 50,029
   Income Taxes                                 (82,939)  (171,993)    (16,634)    (31,749)     26,364
                                              ---------  ---------    --------    --------    --------
   Income (Loss) From Continuing
      Operations before Income Taxes           (212,314)  (472,844)     16,264     (78,002)     76,393
   Fixed Charges                                390,548    301,148     243,874     209,937     133,364
   Capitalized Interest                          (5,976)    (5,270)     (2,801)    (10,634)     (8,000)
   Preference Stock Dividend Requirement         (6,000)    (6,000)     (5,692)     (5,383)     (3,385)
                                              ---------  ---------    --------    --------    --------
      Total                                   $ 166,258  $(182,966)   $251,645    $115,918    $198,372
                                              =========  =========    ========    ========    ========


FIXED CHARGES AS DEFINED:
   Interest Expensed and Capitalized(1)       $ 384,548  $ 295,148    $238,182    $204,554    $129,979
   Preference Stock Dividend Requirement          6,000      6,000       5,692       5,383       3,385
                                              ---------  ---------    --------    --------    --------
      Total                                   $ 390,548  $ 301,148    $243,874    $209,937    $133,364
                                              =========  =========    ========    ========    ========
RATIO OF EARNINGS TO FIXED CHARGES                   --         --        1.03          --        1.49
   DEFICIENCY                                 $ 224,290  $ 484,114    $     --    $ 94,019    $     --

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(1) Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.


     For the purpose of calculating the ratios of earnings to fixed charges, "Fixed charges" represent the aggregate of interest charges on short-term and long-term debt, allowance for borrowed funds used during construction (AFUDC) and capitalized interest, the portion of rental expense deemed to be attributable to interest, and the pre-tax preferred stock dividend requirement of SPPC. "Earnings" represent pre-tax income (or loss) from continuing operations before the pre-tax preferred stock dividend requirement of SPPC, fixed charges and capitalized interest.